Exhibit 99.1

News

KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	William C. Murschel	Vernon Patterson
	Media	Analysts
	216.828.7416	216.689.0520
	William_C_Murschel@keybank.com	Vernon_Patterson@keybank.com

NEWSROOM:	INVESTOR RELATIONS:
www.Key.com/newsroom	www.key.com/IR
FOR IMMEDIATE RELEASE
ELIZABETH GILE, EDWARD STACK JOIN
KEYCORP BOARD OF DIRECTORS
CLEVELAND, Mar. 15, 2010 — KeyCorp (NYSE: KEY) announced today that Elizabeth R. Gile and Edward W. Stack have been elected to its Board of Directors. Gile is a retired Managing Director of Deutsche Bank Americas Holding Corporation (Deutsche Bank) (NYSE: DB); Stack is chairman and CEO of Dick’s Sporting Goods, Inc. (NYSE: DKS).
“We are delighted to have Betsy and Ed join our board,” said Henry L. Meyer III, KeyCorp chairman and chief executive officer. “Betsy has more than three decades at major financial services institutions, building a rich background in virtually every aspect of credit origination and risk management. Ed brings the insights and perspective of an entrepreneur and recognized business leader who has built a national consumer retail operation from a family-owned business, taken it public, and more recently, added overseas operations.”
Gile retired in 2005 from Deutsche Bank, where she was Managing Director and the Global Head of the Loan Exposure Management Group. During her distinguished career Ms. Gile has had the opportunity to focus on nearly every aspect of credit origination and risk management. Gile spent the first 24 years of her career at J. P. Morgan, where she held management positions in credit markets trading, credit portfolio management, corporate lending and credit research. Before moving to Deutsche Bank, she was a Vice Chair of Toronto Dominion Securities.

Ed Stack, at the helm of Dick’s Sporting Goods as Chairman and Chief Executive Officer since 1984, leads the largest full-service, sporting goods retailer in the country. In addition to growing up in the family business, Ed has served Dick’s full-time in a variety of positions since 1977. Over the last 33 years, he has led the company through a remarkable period of growth from just two stores in upstate New York to 419 stores in 40 states, an E-Commerce business, an international sourcing headquarters in Hong Kong, a highly successful IPO, and three strategic business acquisitions — Galyan’s Trading Company, Golf Galaxy with 91 stores in 31 states today, and Chick’s Sporting Goods.
Gile holds a B.A. from Dartmouth College and serves as a Trustee of the Brooklyn Botanic Garden and as a member of the investment committee of the board of the Scenic Hudson, a not-for-profit environmental and nature conservancy group. Stack serves on the Board of Directors of the National Retail Federation. He holds a bachelor’s degree from St. John Fisher College.
Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $93 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https:// www.key.com/.
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